Exhibit 10.1

HERBAL WELL

Subject: Offer of Employment	May 15, 2023

Dear Chiwen Wang,

We are pleased to extend to you the offer of employment with Longstar HealthPro Inc. in a multi-faceted role comprising CEO, Interim CFO, Secretary, and Director, effective June 1, 2023. We believe your skills and experience will be an invaluable asset to our team.

Base Salary:

Your initial symbolic annualized base salary will be $1.00, less applicable deductions and withholdings under state and federal law. This is a placeholder figure reflecting your initial engagement terms. Starting January 1, 2024, your annual salary will be $72,000, payable in accordance with the Company’s normal payroll practices.

Sign Up Stock Compensation Bonus:

As part of your compensation package, the Company agrees to grant you 10,000 shares of the Company’s common stock. These shares will be issued on the earlier of the Company’s Initial Public Offering (IPO) date or December 31, 2024. Further details regarding the vesting schedule and conditions will be provided in a separate agreement.

Other benefits:

1. Health Insurance: You will be eligible to enroll in the company’s health insurance plan, with Longstar HealthPro Inc. covering 50% of the cost.

2. Dental and Vision Coverage: The company provides full coverage for dental and vision insurance, ensuring your comprehensive healthcare needs are met.

3. Unlimited Paid Time Off (PTO): We believe in work-life balance and understand the importance of taking time off to recharge. Therefore, we offer unlimited PTO, allowing you to manage your time responsibly.

4. 401K: Longstar HealthPro Inc. offers a 401K retirement plan, allowing you to invest in your future and plan for a financially secure retirement.

At-Will Employment:

This offer does not constitute a contract of employment and either party may terminate the employment relationship at any time, with or without cause or notice.

Please review and sign this offer letter as a confirmation of your acceptance of the terms and conditions of your employment with Longstar HealthPro Inc. Kindly return a signed copy of this letter by May 22, 2023. Should you have any questions or need further clarification, please feel free to contact me directly.

Sara Zhang

HR Department

Farlong Nutraceutical | Notoginseng & Supplements

4010 Valley Blvd #101, Walnut, CA 91789 (888) 327-5664 WWW.FARLONG.COM